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                                                                    EXHIBIT 99.2


ACCUSTAFF ACQUIRES SPECIALTY SAP FIRM: IT LINK LTD.

JACKSONVILLE, Fla.--(BUSINESS WIRE)--Nov. 6, 1997

Bolsters SAP Information Technology Consulting Practice with Estimated Revenues of $20 Million for 1998

AccuStaff Incorporated (NYSE:ASI), an international provider of strategic
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staffing, consulting and outsourcing services, today announced that it has acquired for cash 100% of the stock of London-based IT Link, Ltd. ("IT Link"). IT Link, at the high end of the IT spectrum of service providers, specializes in providing professionals for the implementation and integration of SAP, an enterprise-wide software solution for managing and analyzing business data. IT Link's revenues for 1998 are projected to be approximately $20 million. Chris Holcroft and Anan Radia, founders of IT Link, will now join the fast growing SAP division of modis, AccuStaff's IT division. Terms of the purchase transaction, which is expected to be accretive to AccuStaff earnings, were not disclosed.

Derek E. Dewan, Chairman, President and Chief Executive Officer of AccuStaff, said, "IT Link is a leader in providing SAP R/3 resources to clients worldwide. Together with our recently announced acquisition of Hunterskil Howard, a London-based provider of IT professionals, we now have the ability to cross-sell the solutions and staffing business to each of these companies' growing client base. In addition, we will be able to leverage their consultant base to garner more SAP business in other markets."

IT Link, with offices in the United Arab Emirates as well as in the U.K., has over 2,000 registered SAP R/3 professionals in its database providing high-level services to the Big Six accounting firms, Philip Morris, Cable & Wireless, EDS, Hitachi, IBM, and other multi-national corporations. While the majority of IT Link's revenues historically have been derived primarily from clients in the U.K., the company has made major inroads into other European markets as well as the Far East, Middle East and in the U. S.

Dewan added, "We will continue our build-out of the U.S. markets in all of our specialties, and expect to expand our service capabilities in select markets abroad."

AccuStaff Incorporated is an international provider of business services, including consulting, outsourcing, training, and strategic staffing services, to leading businesses. Headquartered in Jacksonville, Florida, the Company has approximately 1,000 branch, franchise, and associated offices in 46 states, the District of Columbia, Canada, the United Kingdom, Continental Europe, and Latin America.

Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under Risk Factors and elsewhere in the Company's reports on Forms 10-K, 10-Q and 8-K made under the Securities Exchange Act of 1934. For instance, the Company's results of operations may differ materially from those anticipated in the forward-looking statements due to, among other things:
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management's ability to effectively integrate the combined operations of Career
Horizons, Inc. and the Company; the Company's ability to successfully identify suitable acquisition candidates, complete acquisitions or integrate the acquired business into its operations; the general level of economic activity in the Company's markets; increased price competition; and the continued availability of qualified temporary personnel - particularly in the information technology and other professional segments of the Company's businesses. In addition, the market price of the company's stock may from time to time be significantly volatile as a result of, among other things: the Company's operating results; the operating results of other temporary staffing companies; and changes in the performance of the stock market in general.

For additional information about the Company, visit AccuStaff's web site:

http://www.accustaff.com.
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